Exhibit 99.1

Investor Relations Contact:	Media Contact:
Chip Wochomurka	Cindy Wakefield
(615) 614-4493	(615) 614-4862
chip.wochomurka@healthways.com	Cindy.Wakefield@healthways.com

Healthways Names Robert E. Dries Chief Financial Officer

NASHVILLE, Tenn. (Aug. 10, 2016) – Healthways, Inc. (NASDAQ:HWAY) announced today that Robert E. Dries has been named executive vice president and chief financial officer, effective August 22, 2016. Dries will succeed Alfred Lumsdaine, who is expected to join Sharecare, Inc. in October 2016 in connection with the previously announced sale of Healthways' total population health services business to Sharecare.

Dries joins Healthways after serving in a variety of executive financial roles throughout his 27-year career.  Most recently, he served as senior vice president, financial operations of Omnicare, Inc., a leading provider of pharmaceutical care for senior populations and a subsidiary of CVS Health Corporation (NYSE: CVS). During his 20-year tenure at Omnicare, Dries held a variety of financial leadership roles. His responsibilities included corporate financial planning and analysis, forecasting and budgeting, as well as cross-functional oversight and support for sales, account management, purchasing, trade relations, and government affairs.

"As we recently announced, our strategic plan to drive growth and strong financial performance will center on our Network Solutions business - a leading provider of network development and management solutions in healthcare. Moving forward, we will focus on our existing three networks, SilverSneakers, Prime Fitness and Physical Medicine, with a heightened emphasis on targeted population health for the 50+ population," said Donato Tramuto, chief executive officer of Healthways.

"After a thoughtful executive search process, we are excited to welcome Bob to our leadership team. His meaningful financial leadership experience in a public company, strong analytical, business and strategic mindset and deep understanding of our target consumer audience will be vital as we implement our strategy. In addition, we wish Alfred all the best in his transition to Sharecare.  We thank him for his years of service to Healthways, for serving as our interim CEO last year, and for his indispensable leadership in the recent sale of our total population health services business to Sharecare.  Alfred will stay with us to the end of September in an executive consulting capacity to assist Bob as he transitions into the CFO role," Tramuto continued.

"It is an unprecedented time in healthcare, and Healthways is at the forefront of innovating targeted population health. This is also a historic moment in the company's 30-year history, and I look forward to contributing to Healthways' success in the future," said Dries.

Dries, a graduate of the University of Kentucky and a certified public accountant, will be based in Franklin, Tennessee.

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